The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157188

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 9, 2011

Prospectus Supplement
(To Prospectus dated February 9, 2009)

$

$            7.60% Senior Notes, Series P, due 2039
 $                 % Senior Notes, Series R, due 20
$                 % Senior Notes, Series S, due 20

CenturyLink, Inc. is offering the Series P Notes, the Series R Notes and the Series S Notes pursuant to this prospectus supplement. The Series P Notes will constitute a further issuance of, and will form a single fungible series with, the 7.60% Senior Notes, Series P, due 2039 that we issued on September 21, 2009 in the aggregate principal amount of $400 million. The Series P Notes will have the same CUSIP number and will trade interchangeably with the previously issued 7.60% Senior Notes, Series P, due 2039, immediately upon settlement. The Series R Notes and the Series S Notes will be newly issued series of our debt securities.

The Series P Notes will bear interest at the rate of 7.60% per year to September 15, 2039, when they will mature, the Series R Notes will bear interest at the rate of     % per year from the date of issuance to          , 20  , when they will mature, and the Series S Notes will bear interest at the rate of     % per year from the date of issuance to          , 20  , when they will mature. We will pay interest on the Series P Notes semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2011. We will pay interest on the Series R Notes and the Series S Notes semi-annually in arrears on             and             of each year, beginning            , 2011.

We may redeem some or all of each series of the Notes at the redemption prices described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption.” Upon the occurrence of a “change of control repurchase event” as described in this prospectus supplement, we will be required to make an offer to repurchase each series of the Notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. We do not plan to list the Notes on any national securities exchange.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about certain risks you should consider before investing in the Notes.

	Price to		Underwriting		Net Proceeds to
	Public(1)		Discount		CenturyLink (1) (2)

Per Series P Note		%		%		%
Series P Note Total	$		$		$
Per Series R Note		%		%		%
Series R Note Total	$		$		$
Per Series S Note		%		%		%
Series S Note Total	$		$		$
Total	$		$		$

(1)	Plus accrued interest from March 15, 2011 to the date of settlement, with respect to the Series P Notes, and plus accrued interest, if any, from June , 2011, if settlement occurs after that date, with respect to the Series R Notes and the Series S Notes.

(2)	Excluding our expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, against payment in New York, New York on or about June   , 2011.

Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

The date of this prospectus supplement is June   , 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process as a “well-known seasoned issuer.” Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities we may offer. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, and any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise provided in this prospectus supplement or the context requires otherwise, in this prospectus supplement:

•	“CenturyLink,” “we,” “us” and “our” refers to CenturyLink, Inc. and not any of its subsidiaries (unless the context requires otherwise and except in connection with the description of our business under the heading “Prospectus Supplement Summary — CenturyLink” in this prospectus supplement, where such terms refer to the consolidated operations of CenturyLink and its subsidiaries);

•	“Embarq” refers to Embarq Corporation and its subsidiaries, which we acquired on July 1, 2009;

•	“QCII” refers to Qwest Communications International Inc. on a stand-alone basis;

•	“Qwest” refers to QCII and its subsidiaries, which we acquired on April 1, 2011;

•	“Savvis” refers to SAVVIS, Inc. and its subsidiaries, which we agreed to acquire under a definitive merger agreement dated April 26, 2011; and

•	“Notes” refer to the Series P Notes, the Series R Notes and the Series S Notes being offered pursuant to this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for periods following the completion of this offering. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our financial plans, business plans, indebtedness, acquisitions, integration initiatives, and general economic and business conditions. Words such as “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and similar expressions are intended to identify forward-looking statements.

Our forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including those arising out of the proposed rules of the Federal Communication Commission (the “FCC”) regarding intercarrier compensation and the Universal Service Fund and the FCC’s related Notice of Proposed Rulemaking released on February 8, 2011); our ability to successfully complete our pending acquisition of Savvis, including receiving all regulatory and stockholder approvals and realizing the anticipated benefits of the transaction; our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix caused by our recent acquisitions of Qwest and Embarq; our ability to successfully integrate the operations of Qwest and Embarq into our operations, including the possibility that the anticipated benefits from these acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or costly than anticipated; our ability to use net operating loss carryovers of Qwest in projected amounts; the effects of changes in our allocation of the Qwest purchase price after the date hereof; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; any adverse developments in legal proceedings involving us; our ability to pay a $2.90 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; unanticipated increases or other changes in our capital expenditures; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business, our April 2011 acquisition of Qwest and our July 2009 acquisition of Embarq are described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as updated and supplemented by our subsequent SEC reports, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise our forward-looking statements for any reason.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us. In addition, our common stock is listed and traded on the New York Stock Exchange (“NYSE”), and you may obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

QCII and its subsidiary, Qwest Corporation, also file annual, quarterly and current reports with the SEC. These reports can be inspected and copied at the locations referenced above and are otherwise available through the SEC’s website.

We are “incorporating by reference” into this prospectus supplement specific documents that we and QCII filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and accompanying prospectus. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination or completion of the offering of all of the securities covered by this prospectus supplement. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC by us and by QCII; provided, however, we are not incorporating by reference, in each case, any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

CenturyLink, Inc. Filings	Period or Date Filed

Annual Report on Form 10-K (as amended March 30, 2011)	Fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2011
Current Reports on Form 8-K	Filed on January 24, 2011, February 15, 2011, April 6, 2011, April 27, 2011, May 5, 2011, May 17, 2011, May 20, 2011 and June 8, 2011
Proxy Statement on Schedule 14A	Filed on April 6, 2011 (as amended April 6, 2011)

Qwest Communications International Inc. Filings	Period or Date Filed

Annual Report on Form 10-K (as amended March 24, 2011)	Fiscal year ended December 31, 2010
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2011
Current Reports on Form 8-K	Filed on February 23, 2011, April 5, 2011 and June 8, 2011

We will provide to each person to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You can request copies of such documents if you call or write us at the following address or telephone number: CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or by telephoning us at (318) 388-9000.

Each of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Information appearing in this prospectus supplement, the accompanying prospectus or in any particular document incorporated herein or therein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and therein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before investing in the Notes and is qualified in its entirety by reference to the more detailed information, consolidated historical financial statements and pro forma combined financial information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the materials filed with the SEC that are considered to be part of this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully, including “Risk Factors,” and the documents incorporated by reference herein and therein before making an investment decision.

CenturyLink

Business

We are an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, data, Internet access, broadband, and satellite video services in select markets throughout a substantial portion of the continental United States. In certain local and regional markets, we also sell communications equipment and provide fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services. Additional information about us is included in reports we have filed with the SEC that are incorporated by reference herein and described further under “Where You Can Find More Information” in this prospectus supplement.

On April 1, 2011, we acquired Qwest in a merger transaction, which substantially expanded the size and scope of our business. We estimate that immediately following that merger we operated approximately 15.0 million access lines and served approximately 5.4 million broadband customers and 1.7 million satellite video subscribers, based upon operating data of CenturyLink and Qwest as of March 31, 2011. For additional information regarding QCII, which is now our wholly-owned subsidiary, please refer to QCII’s reports filed with the SEC that are incorporated by reference herein and described further under “Where You Can Find More Information” in this prospectus supplement. In addition, please refer to our Current Report on Form 8-K dated April 6, 2011 and our Current Report on Form 8-K dated May 17, 2011, which contain pro forma combined financial information that gives effect to the acquisition of Qwest.

Our principal executive office is located at 100 CenturyLink Drive, Monroe, Louisiana 71203 and our telephone number is (318) 388-9000. Our website is located at www.CenturyLink.com. The information contained in our website is not a part of this prospectus supplement or the accompanying prospectus.

Pending Acquisition

On April 26, 2011, we signed a definitive merger agreement to acquire all outstanding shares of common stock of Savvis in exchange for cash and CenturyLink common stock. Under the terms of the agreement, at closing Savvis stockholders will receive in exchange for each Savvis share $30 in cash and $10 in CenturyLink shares, subject to adjustment in certain circumstances, or total consideration valued at approximately $2.5 billion. In addition, we will assume or refinance Savvis’ outstanding long-term debt at closing.

Completion of the transaction is subject to various foreign and domestic regulatory reviews or approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The transaction is also subject to the approval of Savvis stockholders, as well as other customary closing conditions. Subject to these conditions, we anticipate closing this transaction in the second half of 2011.

We have received a commitment letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC for bridge debt facilities aggregating up to $2 billion to fund the cash portion of the merger consideration, to refinance Savvis’ credit facility debt in connection with the merger, and to pay fees and expenses to be incurred by us in connection with the merger. Upon consummating this offering of the Notes, we intend to (i) use the net proceeds to fund a portion of these cash requirements and (ii) terminate the bridge commitment letter. See “Use of Proceeds.”

Ratios of Earnings to Fixed Charges

The first table below sets forth our unaudited ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2010 and for the three-months ended March 31, 2011, which ratios are based on our historical consolidated financial statements incorporated by reference herein without giving effect to the Qwest acquisition. The second table below sets forth our unaudited pro forma combined ratio of earnings to fixed charges for the year ended December 31, 2010 and for the three-months ended March 31, 2011, which ratios are based on our unaudited pro forma combined financial information incorporated by reference herein and give effect to the acquisition of Qwest as if it had occurred on January 1, 2010. Our unaudited pro forma ratios of earnings to fixed charges are presented for comparative purposes only and are not intended to be indicative of actual results had the Qwest acquisition occurred as of such date, nor do they purport to indicate results that may be attained in the future.

						Three Months
	Year Ended December 31,					Ended
	2006	2007	2008	2009	2010	March 31, 2011

Ratio of earnings to fixed charges(1)	3.6	3.5	3.5	2.9	3.5	3.3

	Pro Forma Combined
	Year Ended	Three Months Ended
	December 31, 2010	March 31, 2011

Ratio of earnings to fixed charges(1)	2.3	2.8

(1)	For purposes of the ratios presented above, (i) earnings include income before income tax expense before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, and distributed income of equity investees, net of interest capitalized and preferred stock dividend costs, and (ii) fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness, an estimate of interest included as rental expense, and preferred stock dividend costs. For additional information on these ratios, see “Ratio of Earnings to Fixed Charges” in the accompanying prospectus.

The Offering

Issuer	CenturyLink, Inc., a Louisiana corporation.

Notes	Under this prospectus supplement, we are offering:

• $      aggregate principal amount of 7.60% Senior Notes, Series P, due 2039, which will constitute a further issuance of, and will form a single fungible series with, the 7.60% Senior Notes, Series P, due 2039 that we issued on September 21, 2009 in the aggregate principal amount of $400 million. Upon completion of this offering, the aggregate principal amount of our outstanding 7.60% Senior Notes, Series P, due 2039 will be $          .

• $ aggregate principal amount of % Senior Notes, Series R, due 20 , which will constitute a newly issued series of our debt securities.

• $ aggregate principal amount of % Senior Notes, Series S, due 20 , which will constitute a newly issued series of our debt securities.

Maturity Dates	The Series P Notes will mature on September 15, 2039. The Series R Notes will mature on , 20 . The Series S Notes will mature on , 20 .

Interest Rates	The interest rate will be 7.60% per year for the Series P Notes, % per year for the Series R Notes and % per year for the Series S Notes.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2011, with respect to the Series P Notes, and and of each year, beginning on , 2011, with respect to the Series R Notes and the Series S Notes.

No Security	None of our obligations under any series of Notes will be secured by collateral or guaranteed by any of our subsidiaries or other persons.

Optional Redemption	We may redeem any series of the Notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Series P Notes, the Series R Notes or the Series S Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date at the then current Treasury Rate applicable to each series of the Notes plus 50 basis points in the case of the Series P Notes, basis points in the case of the Series R Notes and basis points in the case of the Series S Notes, together with, in each case, any accrued and unpaid interest to the redemption date. See “Description of the Notes — Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of the Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required, unless we have elected to redeem the Notes as described above, to make an offer to repurchase each series of Notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, will limit our ability to:

• incur, issue or create liens upon our property, and

• consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of Debt Securities — Merger and Consolidation” and “— Limitations on Liens” in the accompanying prospectus.

“Reopening” of Notes	We may “reopen” any series of Notes at any time without the consent of the holders of that series of Notes and issue additional debt securities with the same terms (except the issue price and issue date), which will thereafter constitute a single fungible series with that series of Notes.

Ranking	The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. As of March 31, 2011, we owed approximately $2.7 billion under unsecured and unsubordinated debt that would have ranked equally with the Notes. We are a holding company and, therefore, the Notes will be effectively subordinated to all existing and future obligations of our subsidiaries to the extent of the assets of our subsidiaries. As of March 31, 2011, on a pro forma basis after giving effect to our acquisition of Qwest, the face amount of long-term debt owed by our subsidiaries (including Qwest and Embarq) was approximately $16.3 billion. For additional information, see “Capitalization.”

The Notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000. The Notes of each series will be represented by one or more global Notes in fully registered form without interest coupons. The global Notes will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to below as DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement.

Use of Proceeds	We anticipate using the net proceeds from this offering, together with cash on hand and any necessary borrowings under our credit facility, to fund the payment of the cash portion of the Savvis merger consideration, to refinance Savvis’ credit facility debt, and to pay fees and expenses to be incurred by us in connection with the merger. For additional information, see “Use of Proceeds.”

No Listing	The Notes are not and are not expected to be listed on any national securities exchange.

Trustee, Registrar and Paying Agent	Regions Bank.

Risk Factors	Your investment in the Notes will involve risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus as well as the specific factors under the heading “Risk Factors” beginning on the next page.

RISK FACTORS

Before purchasing the Notes, you should carefully consider the risks described below and the risks disclosed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as updated and supplemented in our subsequent SEC reports, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Notes

We and our affiliates have a significant amount of indebtedness, which could adversely affect our financial performance and impact our ability to make payments on the Notes.

The degree to which we, together with our subsidiaries, are leveraged could have important consequences to the holders of the Notes. For example, it:

•	may limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by nationally recognized credit rating organizations (“credit ratings”) are revised downward;

•	will require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, capital expenditures, marketing spending and expansion of our business;

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors; and

•	may put us at a competitive disadvantage to some of our competitors that are not as leveraged.

As of March 31, 2011, we owed approximately $2.7 billion under unsecured and unsubordinated debt that would have ranked equally with the Notes. For additional information, see “Capitalization.”

The Notes will be effectively subordinated to the debt of our subsidiaries.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or, subject to limited exceptions for tax-sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of March 31, 2011, on a pro forma basis after giving effect to our acquisition of Qwest, the face amount of long-term debt owed by our subsidiaries (including Qwest and Embarq) was approximately $16.3 billion.

The provisions of the Notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the Notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the credit ratings of the Notes, or, even if they do, may not necessarily constitute a Change of Control Repurchase Event that affords you the protections described in this prospectus supplement. See the definition of “Change of Control” under “Description of the Notes — Purchase of Notes upon a Change of Control Repurchase Event.” Except as described under “Description of the Notes — Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the Notes upon a Change of Control Repurchase Event.

As described under “Description of the Notes — Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the Notes upon the occurrence of a Change of Control Repurchase Event. We may not have sufficient funds to repurchase the Notes in cash at such time. In addition, our ability to repurchase the Notes for cash may be limited by law or agreements relating to our indebtedness outstanding at the time.

Subject to certain limited exceptions, the Notes will not contain restrictive covenants.

The indenture governing the Notes does not contain restrictive covenants that would protect you from many kinds of transactions that may adversely affect you, other than certain covenants limiting liens and limiting or relating to certain change of control or other corporate transactions. For instance, the indenture does not contain covenants limiting any of the following:

•	the payment of dividends to our shareholders;

•	the incurrence of additional indebtedness by us or our subsidiaries;

•	the issuance of stock by us or our subsidiaries;

•	our ability and our subsidiaries’ ability to enter into sale/leaseback transactions;

•	our creation of restrictions on the ability of our subsidiaries to make payments to us;

•	our ability to engage in asset sales; and

•	our ability or our subsidiaries’ ability to enter into certain transactions with affiliates.

As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the Notes.

An active trading market for the Notes may not develop.

We cannot provide assurances that an active, liquid or sustainable trading market for the Notes will develop, nor that you will be able to sell your Notes at attractive prices or at all. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the Notes on any securities exchange or any automated quotation system.

Changes in our credit ratings or changes in the credit markets could adversely affect the market price of the Notes.

Following this offering, the market price for the Notes will be based on a number of factors, including:

•	our ratings with credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets, many of which have experienced substantial weakness over the past year.

Although the credit markets have stabilized over the past couple of years, the condition of the credit markets and prevailing interest rates have fluctuated historically and are likely to continue to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. We cannot be sure that rating agencies will maintain their current credit ratings on the Notes. A negative change in our credit ratings could have an adverse effect on the market price of the Notes.

Risk Factors Relating to Our Business, Our Acquisitions of Embarq and Qwest, and Our Regulatory Environment

We face competitive, technological, regulatory and other risks, as well as risks related to the integration of the operations of Embarq and Qwest into our operations, all of which are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as updated and supplemented in our subsequent SEC reports, all of which are incorporated by reference herein.

USE OF PROCEEDS

Our net proceeds from the sale of the Notes offered hereby are expected to be approximately $      billion, after deducting underwriting discounts and our estimated expenses. We anticipate using the net proceeds from this offering, together with cash on hand and any necessary borrowings under our credit facility, to fund the cash portion of the Savvis merger consideration, to refinance Savvis’ credit facility debt, and to pay fees and expenses to be incurred by us in connection with the merger, which we estimate will require approximately $2.5 billion of cash in the aggregate. For more information, see “Prospectus Supplement Summary — CenturyLink — Pending Acquisition.” The Savvis credit facility debt that we propose to refinance in connection with the merger matures in August 2016 and currently bears interest at an annual rate of 6.75%.

Pending completion of the Savvis acquisition, we intend to invest the net proceeds from this offering in short-term investment grade, interest-bearing securities. In the unanticipated event that the Savvis merger agreement is terminated for any reason, we expect to use the net proceeds from this offering to retire existing debt of ours or our subsidiaries, or for other general corporate purposes.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of March 31, 2011:

•	on an actual basis;

•	on a pro forma basis to reflect the completion of our acquisition of Qwest on April 1, 2011 (the “Qwest acquisition”); and

•	on an as adjusted basis to reflect the combined effects of the completion of (i) the Qwest acquisition and (ii) this offering.

You should read the following table in conjunction with “Use of Proceeds” herein and our consolidated financial statements and the notes thereto, and our pro forma combined financial information, each incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2011
	Actual	Pro Forma(1)	As Adjusted (2)(3)
	(Unaudited; in millions)

Cash and cash equivalents	$270	$694	$

Long-term debt:
CenturyLink revolving credit facility	220	220
Notes offered hereby	—	—
CenturyLink senior notes and debentures	2,518	2,518
Embarq notes	4,535	4,535
Qwest notes	—	11,599
Other subsidiary debt (not reflected above)	79	79

Subtotal(4)	7,352	18,951
Capital leases and other	5	390
Unamortized discounts, net of premiums	(177)	(384)
Adjustment to fair value of Qwest debt(5)	—	887

Total long-term debt	7,180	19,844

Total stockholders’ equity	$9,659	$21,941	$

Total capitalization	$16,839	$41,785	$

(1)	This column reflects the effects of the Qwest acquisition and, among other things, our assumption of its long-term debt in connection therewith, based on the assumption that the Qwest acquisition was completed as of March 31, 2011. For further information on the assumptions upon which the pro forma figures are based, please refer to our Current Report on Form 8-K dated April 6, 2011 and our Current Report on Form 8-K dated May 17, 2011.

(2)	This column reflects our receipt of cash in exchange for the Notes offered hereby, but reflects neither the anticipated application of the net proceeds from this offering to finance a portion of the cash required to complete the Savvis acquisition, as discussed further under “Use of Proceeds,” nor any other effects of the Savvis acquisition. We expect, based on current circumstances and market conditions, to use available cash and borrowings under our credit facility to fund the portion of our cash requirements necessary to complete the Savvis acquisition that exceeds the net proceeds of this offering. The actual amounts of cash that we will use and borrow for these purposes will depend upon circumstances and market conditions prevailing at the time the Savvis acquisition is completed, and such amounts could vary materially from those currently anticipated by us.

(3)	Other than as provided in Note 2 above, this column does not reflect any actual or proposed changes in our capitalization since March 31, 2011, including neither the issuance on June 8, 2011 of $661.25 million aggregate principal amount of 7.375% Notes due 2051 by our wholly-owned subsidiary, Qwest Corporation, nor the application of the net proceeds from that issuance (together with borrowings from us) to redeem outstanding Qwest Corporation debt maturing in September 2011, the aggregate effect of which is not expected to materially impact our consolidated capital structure.

(4)	This subtotal reflects the face amount of long term debt owed, without giving effect to certain adjustments required under U.S. generally accepted accounting principles or certain other components of our total long-term debt identified in the table above.

(5)	Includes an adjustment to reflect Qwest’s long-term debt at its estimated fair value in connection with our acquisition of Qwest on April 1, 2011, pursuant to Accounting Standards Codification 805, Business Combinations. Such estimated fair value is preliminary at this time and may change upon finalization of our purchase price accounting for the Qwest acquisition.

DESCRIPTION OF THE NOTES

The following description of the Notes is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

The Series P Notes will constitute a further issuance of, and will form a single fungible series with, the 7.60% Senior Notes, Series P, due 2039 that we issued on September 21, 2009 in the aggregate principal amount of $400 million. The Series P Notes will have the same CUSIP number and will trade interchangeably with the previously issued 7.60% Senior Notes, Series P, due 2039, immediately upon settlement. Upon completion of this offering, $      aggregate principal amount of our 7.60% Senior Notes, Series P, due 2039 will be outstanding.

The Series R Notes and Series S Notes will be newly issued series of our debt securities.

The Series P Notes, the Series R Notes and the Series S Notes will each be issued as senior debt securities under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank and Trust of Louisiana and Regions Bank of Louisiana), as trustee, which we refer to below as the indenture. We have filed the indenture as an exhibit to the registration statement, and you may obtain a copy of it by following the directions described under the caption “Where You Can Find More Information.” Our description of the Notes below is qualified by reference to the indenture, which we urge you to read.

The Series P Notes issued in this offering, together with those issued by us in September 2009, will be limited initially to $      million aggregate principal amount. The Series R Notes will be limited initially to $      million aggregate principal amount, and the Series S Notes will be limited initially to $      million aggregate principal amount. In each case, however, we may “reopen” any of these series of Notes at any time without the consent of the holders of the Notes and issue additional debt securities with the same terms (except the issue price and issue date) that will constitute a single series with the Series P Notes, the Series R Notes or the Series S Notes, as applicable.

The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000.

The Series P Notes will mature on September 15, 2039, the Series R Notes will mature on     and the Series S Notes will mature on          , unless redeemed or repurchased prior to that date, as described below. Interest on the Series P Notes will accrue from March 15, 2011 at the rate of 7.60% per year. Interest on the Series R Notes will accrue from the date of original issuance at the rate of     % per year. Interest on the Series S Notes will accrue from the date of original issuance at the rate of     % per year. Interest on each series of Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on the Series P Notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2011, to the registered holders of the Series P Notes at the close of business on the preceding March 1 and September 1, respectively. We will pay interest on the Series R Notes and the Series S Notes semi-annually in arrears on             and             of each year, beginning on            , 2011, to the registered holders of the applicable Notes at the close of business on the preceding             and            , respectively.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on the amount so payable for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day.

We do not intend to apply for the listing or quotation of either series of the Notes on any securities exchange or market.

Ranking

The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder. As of March 31, 2011, we owed approximately $2.7 billion under unsecured and unsubordinated debt that would have ranked equally with the Notes, most of which was issued under the indenture.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of March 31, 2011, on a pro forma basis after giving effect to our acquisition of Qwest, the face amount of long-term debt owed by our subsidiaries (including Qwest and Embarq) was approximately $16.3 billion.

Optional Redemption

The Notes of each series are redeemable, at any time in whole or from time to time in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Series P Notes, the Series R Notes or the Series S Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate applicable to each series of Notes plus 50 basis points in the case of the Series P Notes, basis points in the case of the Series R Notes and basis points in the case of the Series S Notes.

In each case, we will pay any accrued and unpaid interest on the principal amount of the Series P Notes, the Series R Notes or the Series S Notes, as applicable, being redeemed to the redemption date.

For purposes of the foregoing discussion of our optional redemption rights, the following definitions are applicable:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the Series P Notes, the Series R Notes or the Series S Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Series P Notes, Series R Notes or Series S Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, their respective successors, or any other firm that is a primary U.S. Government securities dealer in New York City (each, a “Primary Treasury Dealer”) that we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Series P Notes, the Series R Notes or the Series S Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Notice of an optional redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Series P Notes to be redeemed at its registered address, and the notice of an optional redemption will be mailed at least 15 but not more than 60 days before the redemption date to each holder of record of the Series R Notes or Series S Notes to be redeemed at its registered address. The notice of optional redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date.

If we choose to redeem less than all of the Notes, we will notify the trustee at least 45 days (in the case of the Series P Notes) or 30 days (in the case of the Series R Notes or Series S Notes) before giving notice of optional redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of Notes to be redeemed and the redemption date. The trustee will select by lot, or in such other manner it deems fair and appropriate, the Notes to be redeemed in part.

If we have given notice of redemption as provided in the indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption will have been made available on the redemption date referred to in such notice, those Notes (or any portion thereof) will cease to bear interest on that redemption date and the only right of the holders of those Notes will be to receive payment of the redemption price.

Purchase of Notes upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we are required or have elected to redeem the Notes as described above, we will be required to make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice. The payment date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed with respect to the Series P Notes, and will be no earlier than 15 days and no later than 60 days from the date such notice is mailed with respect to the Series R Notes or Series S Notes. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1) accept for payment all the Notes or portions of the Notes properly tendered pursuant to our offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The Paying Agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitation discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings of the Notes. A description of the restriction on our ability to incur liens is contained under “Description of Debt Securities — Limitations on Liens” in the accompanying prospectus. Except for the limitation contained in such covenant and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, however, the indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the Notes upon a Change of Control Repurchase Event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the Notes under the terms of our future debt instruments. See “Risk Factors — Risk Factors Relating to the Notes — We may not be able to repurchase all of the Notes upon a Change of Control Repurchase Event.”

For purposes of the foregoing discussion of a repurchase at the option of a holder of Notes, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and the properties or assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

This “Change of Control” definition includes a disposition of all or substantially all of our properties and assets and the properties and assets of our subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of the Notes may require us to make an offer to repurchase the Notes as described above. Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest in which our board does not approve a dissident slate of directors but approves them as Continuing Directors, even if our board initially opposed the directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB - to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of our intention to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) so that the Notes are then rated below Investment Grade by both Rating Agencies or (2) are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories).

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in Rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in Rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The Notes are not be subject to, and do not have the benefit of, a sinking fund.

Global Notes and Book-Entry System

Each series of Notes will be in book-entry form, will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note through DTC, Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

We will issue each series of Notes in certificated form, referred to below collectively as the certificated Notes, to DTC for owners of beneficial interests in a global Note if:

•	DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a “clearing agency” under the Exchange Act;

•	an Event of Default relating to the Notes occurs; or

•	we decide in our sole discretion to terminate the use of the book-entry system for the Notes through DTC.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of The New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others like securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of global Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the global Notes on DTC’s records. The beneficial interest of each actual purchaser of each global Note (a “Beneficial Owner”) is in turn to be recorded on the records of the respective Direct Participant and Indirect Participant and Clearstream and Euroclear will credit on its book-entry registration and transfer system the number of Notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

Payments of the principal of, premium, if any, and interest on the Notes represented by the global Notes registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owners and holder of the global Notes.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any other nominee of DTC) will consent or vote with respect to the global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal, premium, if any, and interest payments in respect of the global Notes will be made to Cede & Co. or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each such Direct or Indirect Participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal, premium, if any, and interest payments in respect of the global Notes to Cede & Co. (or other nominee requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global Note to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global Note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the Notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The information in this section has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof.

Supplemental Information Regarding the Trustee

Regions Bank is trustee under the indenture relating to our outstanding Series D, G, L, M, N, O, P and Q senior debt securities. Regions Bank also provides revolving credit and other traditional banking services to CenturyLink. For additional information on the trustee, see “Description of Debt Securities — Concerning the Trustee” in the accompanying prospectus.

Miscellaneous

We or our affiliates may from time to time purchase any of our outstanding Notes offered hereunder by tender, in the open market or by private agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations under the Code, published rulings and court decisions, all as currently in effect on the date hereof. These laws and interpretations are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

Unless otherwise stated, this summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment) by holders that purchase Notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, certain financial institutions, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for its securities holdings, regulated investment companies, persons holding Notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. income tax purposes, persons holding Notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents, persons that acquire their Notes in connection with employment or other performance of personal services, retirement plans (including individual retirement accounts and tax-deferred accounts), and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

For United States federal income tax purposes, we intend to treat the Series P Notes and the 7.60% Senior Notes, Series P, due 2039 that we issued on September 21, 2009 (the “Original Notes”) as part of the same issue pursuant to the “qualified reopening” rules under applicable U.S. Treasury regulations, and the remainder of this summary assumes this treatment will be respected for United States federal income tax purposes. As a result, the Series P Notes will have the same issue date, the same issue price, and, with respect to holders, the same adjusted issue price as the Original Notes. Consequently, the issue price of the Series P Notes for U.S. federal income tax purposes will be the first price at which a substantial amount of the Original Notes were sold to the public (excluding sales to bond houses, broker, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The issue price of the Original Notes is $999.55 per $1,000 face amount.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a Note that is a partnership and any partners in such partnership should consult their own tax advisors.

Each holder is urged to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Notes in the light of its own particular circumstances. This summary of the material United States federal income tax considerations is for general information only and is not tax advice.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Code Section 7701(b);

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Repurchase Options

We may redeem some or all of each series of the Notes at the redemption prices described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption.” Under special rules governing these types of options, we will be deemed not to exercise these options to redeem the Notes, and the possibility of the receipt of redemption premium on the Notes will not affect the amount of income recognized by you in advance of your receipt of any such redemption premium.

If a Change of Control Repurchase Event occurs, then holders of Notes will have the right to require us to repurchase all or any part of their notes at 101% of the principal amount of the Notes plus accrued and unpaid interest, if any (see “Description of the Notes— Purchase of Notes upon a Change of Control Repurchase Event”). If the amount or timing of any payment on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to “contingent payment debt instruments.” Although not free from doubt, we intend to take the position that a possible or actual payment upon a Change of Control Repurchase Event will not cause a Note to be treated as a contingent payment debt instrument for purposes of the original issue discount provisions of the Code and the U.S. Treasury regulations. Our determination that the Notes are not contingent payment debt instruments is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder, under the original issue discount provisions of the Code and the Treasury regulations, might be required to accrue income on its Notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a Note. The remainder of this discussion assumes that our determination is correct.

Stated Interest on the Notes

Generally, stated interest on a Note will be includible in a U.S. holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with such holder’s regular method of tax accounting. It is anticipated that the Notes will be issued without original issue discount or, if issued at a discount from the principal amount of the Notes, with an amount of discount that is less than the statutory de minimis amount.

As discussed above, the issue price of the Series P Notes will be the same as the issue price of the Original Notes. Accordingly, the issue price of the Series P Notes will not be less than their stated redemption price at maturity by an amount that is equal to or more than the statutory de minimis amount. As a result, the Series P Notes will not be subject to the original issue discount rules, so that U.S. holders will generally be taxed on the stated interest on the Series P Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes (except that any stated interest corresponding to amounts paid by a holder in respect of interest accrued on the Series P Notes from March 15, 2011 to the date of settlement will be excluded from gross income).

Amortizable Bond Premium

In general, if a U.S. holder purchases a debt instrument for an amount (excluding any amount attributable to pre-issuance accrued interest with respect to such debt instrument) in excess of all amounts payable on the debt instrument after the holder’s acquisition date (other than qualified stated interest), the U.S. holder will be treated as purchasing the debt instrument with bond premium in an amount equal to such excess. Such a U.S. holder generally would be permitted to make an election to amortize this premium over the term of the debt instrument under the constant yield method as an offset to interest income includible in income under the holder’s regular method of accounting, A U.S. holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the amortized bond premium.

The Series P Notes may be issued at a premium (excluding any amount paid in respect of interest accrued on the Notes from March 15, 2011 to the date of settlement with respect to the Series P Notes). However, because the amount and timing of any payments pursuant to optional redemption of the Notes (see “Description of the Notes— Optional Redemption”) may not be known at the time of their issuance, the method for determining the amount of any bond premium on the Series P Notes and the amortization of any such bond premium is unclear. You should consult your own tax advisor concerning the amount and amortization of any bond premium on the Series P Notes. An election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder during the first taxable year to which the election applies or thereafter acquired by the holder. The election may not be revoked without the consent of the IRS. If you do not elect to amortize bond premium, the premium will decrease the gain or increase the loss you otherwise would recognize on a disposition of your Series P Notes.

Sale, Exchange, Redemption or Retirement of a Note

Each U.S. holder generally will recognize capital gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a Note is attributable to the payment of accrued interest on the Note, which amount will be treated as a payment of interest) and (ii) the U.S. holder’s adjusted tax basis in the Note. The gain or loss will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses by both corporate and non-corporate holders is subject to limitations. A U.S. holder’s adjusted basis in a Note generally will be the amount paid for the Note reduced by any principal payments received on the Note.

Recent Legislation — Unearned Income Medicare Contribution

Recently enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% Medicare tax on unearned income for taxable years beginning after December 31, 2012. This tax would apply to interest on and capital gains from the sale or other disposition of a Note. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on the ownership or disposition of a Note.

Information Reporting and Backup Withholding

Information reporting will generally apply to reportable payments, including interest and principal on a Note, to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

The current backup withholding rate is 28%. That rate is scheduled to increase to 31% beginning January 1, 2013. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Payments of Interest on the Notes

Under the “portfolio interest” exemption, the 30% U.S. federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the Notes, provided that:

•	you do not conduct a trade or business within the United States to which the interest is effectively connected;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; and

•	you fully and properly execute an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the Notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

We do not intend to withhold on payments of interest on the Notes if the above requirements are met.

If you cannot satisfy the requirements described above, interest payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the Notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the 30% withholding tax, but instead are generally subject to United States federal income tax, on a net income basis, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W- 8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States. Such forms are available on the IRS website at www.irs.gov. You may be required to update these forms periodically. Special procedures are provided under applicable U.S. Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ Notes in the ordinary course of their trade or business.

Except to the extent provided by an applicable income tax treaty, if you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the Notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax described above) on such income on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty), which is generally imposed on a foreign corporation on the actual and deemed repatriation from the United States of earnings and profits attributable to a United States trade or business.

Sale, Exchange, Redemption or Retirement of a Note

Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with your conduct of a trade or business in the United States; or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to the 30% branch profits tax described above unless reduced or exempted by an applicable income tax treaty). Except to the extent provided by an applicable income tax treaty, if you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the Notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Generally, if you are a non-U.S. holder we or our agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address, and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty or exchange of information agreement.

If you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person, you generally will not be subject to U.S. backup withholding with respect to interest payments (provided that neither our Company nor our agent knows or has reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless you either certify your status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establish an exemption. The payment of the proceeds on the disposition of a note by you to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, the payment of proceeds on the disposition of a note to or through a

non-U.S. office of a U.S. broker or a U.S. Related Person (as defined below) generally will be subject to information reporting (but not backup withholding) unless you certify your status as a non-U.S. holder under penalties of perjury or otherwise establish an exemption, or unless the broker has certain documentary evidence in its files as to your foreign status and has no actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a foreign partnership with certain connections to the United States, or (iv) a U.S. branch of a foreign bank or insurance company.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. You should consult your own tax advisor as to the application of withholding and backup withholding in your particular circumstance and your qualification for obtaining an exemption from backup withholding and information reporting under current Treasury regulations.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has agreed, severally but not jointly, to purchase, the principal amount of Notes set forth opposite its name below:

	Principal Amount of	Principal Amount of	Principal Amount of
Underwriter	Series P Notes	Series R Notes	Series S Notes

Barclays Capital Inc.	$	$	$
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$	$	$

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriters have advised us that they propose to offer each series of the Notes directly to purchasers at the related prices to public set forth on the cover page of this prospectus supplement and may offer the Notes to certain securities dealers at such prices less a concession not in excess of     % of the principal amount of the Series P Notes,     % of the principal amount of the Series R Notes and     % of the principal amount of the Series S Notes. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of     % of the principal amount of the Series P Notes,     % of the principal amount of the Series R Notes and     % of the principal amount of the Series S Notes. After the Notes are released for sale to the public, the prices to public and other selling terms may from time to time be varied by the underwriters.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by CenturyLink

Per Series P Note		%
Per Series R Note		%
Per Series S Note		%

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $     .

There is presently no trading market for the Notes and there is no assurance that a market will develop since we do not intend to apply for listing of the Notes on any national securities exchange. Although they are under no obligation to do so, the underwriters presently intend to act as market makers for the Notes in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Notes for their own accounts. In addition, to cover overallotments or to stabilize the prices of the Notes, the underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering, if they repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Certain underwriters or their affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates for which they have received, or will receive, customary compensation. Affiliates of the underwriters are lenders under our existing $1.7 billion revolving credit facility. We have also received a commitment letter from Barclays Bank PLC, which is an affiliate of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its affiliate, Bank of America, N.A., for bridge debt facilities aggregating up to $2 billion to fund a portion of the Savvis acquisition and to refinance Savvis’ credit facility debt. In addition, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as our financial advisors in connection with the Savvis acquisition. See “Use of Proceeds.”

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

EXPERTS

CenturyLink

The consolidated financial statements and the related financial statement schedule of CenturyLink, Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated into this document by reference to CenturyLink, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

QCII

The consolidated financial statements of Qwest Communications International Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated into this document by reference to Qwest Communications International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Stacey W. Goff, our Executive Vice President and General Counsel, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, will pass on certain legal matters for us relating to the offering of the Notes. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass on certain legal matters for the underwriters.

PROSPECTUS

CENTURYTEL, INC.

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
UNITS

We may offer and sell the following securities, from time to time, in one or more offerings and series, either separately, together or in combination with other such securities:

•	Unsecured senior or subordinated debt securities

•	Preferred stock

•	Depositary shares representing fractional interests in our preferred stock

•	Common stock

•	Warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	Units consisting of certain specified securities.

When we offer securities we will provide you with a prospectus supplement describing the specific terms of the securities, including the offering price. You should carefully read this prospectus and the prospectus supplements relating to the specific issue of securities before you decide to invest in any of these securities. A supplement may also add, update or change information contained in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “CTL.” Our principal executive offices are located at 100 CenturyTel Drive, Monroe, Louisiana 71203, and our telephone number is (318) 388-9000.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus is accurate as of any date other than the date on the front cover of those documents. The information contained in our website, www.centurytel.com, is not a part of this prospectus, any prospectus supplement or any free writing prospectus.

The terms “CenturyTel,” “we,” “us” and “our” refer to CenturyTel, Inc., and not any of our subsidiaries (unless the context otherwise requires and except in connection with the description of our business under the heading “The Company,” where such terms refer to the consolidated operations of CenturyTel and its subsidiaries).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that CenturyTel has filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

We are an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, Internet access and broadband services in 25 states. We also provide fiber transport, competitive local exchange carrier, security monitoring, and other communications and business information services in certain local and regional markets. Our incumbent local exchange telephone subsidiaries operate approximately 2.0 million telephone access lines, primarily in rural areas and small to mid-size cities, with over 68% of these lines located in Missouri, Wisconsin, Alabama, Arkansas and Washington. Additional information about CenturyTel is included in documents incorporated by reference in this document. See “Where you Can Find More Information.”

On October 26, 2008, CenturyTel and Embarq Corporation, or Embarq, entered into a merger agreement pursuant to which CenturyTel has agreed to acquire Embarq in a tax-free, stock-for-stock transaction. We anticipate closing this transaction in the second quarter of 2009, subject to the receipt of regulatory approvals, as well as other customary closing conditions. Embarq provides, both directly and through wholesale and sales agency relationships, a suite of integrated communications services, including local and long distance voice, data, high-speed Internet, satellite video, professional and logistics services and communications equipment to consumers and business customers primarily in local service territories in 18 states. Additional information about Embarq is included in documents that it has filed with the SEC. See “Where you Can Find More Information.”

RECENT DEVELOPMENTS

On November 3, 2008, the chairman of the FCC withdrew his proposal to reform the FCC’s inter-carrier compensation and universal service rules, in part due to concerns of the other commissioners that the draft proposal had not been made available for prior public comments. On November 5, 2008, the FCC issued a document that, among other things, (i) requested public comment on the chairman’s draft proposal, an alternative proposal and certain universal service reforms and (ii) included an order that declined to implement the universal service reform proposal issued in November 2007 by a federal-state joint board established by Congress. It is currently unclear when the FCC may take action with respect to the draft proposals.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy that information at the Public Reference Room of the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement of which this prospectus forms a part, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information about us. In addition, our common stock is listed and traded on the New York Stock

Exchange, or NYSE, and you may also obtain similar information about us at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Embarq, which may be acquired by us pursuant to our pending merger, also files annual, quarterly and current reports, proxy statements and other information with the SEC. Reports filed by Embarq can be inspected and copied at the locations referenced above and are otherwise available through the SEC’s website. Certain of these reports are exhibits to the registration statement of which this prospectus forms a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered a part of this prospectus (except for any information that is superseded by information included directly in this prospectus), and information that we file later with the SEC will automatically update and supersede this information. In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating by reference, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	Proxy Statement on Schedule 14A filed March 27, 2008.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008.

•	Current Reports on Form 8-K, filed April 7, 2008, June 24, 2008 (Item 8.01), October 27, 2008 (Item 8.01), October 30, 2008, November 18, 2008, January 16, 2009 and January 29, 2009 (Items 8.01) (other than the portions of those documents not deemed to be filed).

•	The description of our common stock contained in our Form 8-A/A filed with the SEC on November 18, 1999.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing us at 100 CenturyTel Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, or by telephoning us at (318) 388-9000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain non-historical statements made in this prospectus and the documents incorporated herein by reference, and future oral or written statements or press releases by us or our management, in each case as they relate to CenturyTel or Embarq, the operations of either such company or our pending merger with Embarq, are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual results or performance by CenturyTel or Embarq, and issues relating to our pending merger with Embarq may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could impact actual results of CenturyTel or Embarq, the combined company or the pending merger include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry (including the FCC’s proposed rules regarding inter-carrier compensation and the Universal Service Fund described in our recent SEC reports); our ability to effectively adjust to changes in the communications industry; our ability to successfully complete our pending merger with Embarq, including timely receiving all regulatory approvals and obtaining related financing; the possibility that the anticipated benefits from the merger cannot be fully realized in a timely manner or at all, or that integrating Embarq’s operations into ours will be more difficult, disruptive or costly than anticipated; our ability to effectively manage our expansion opportunities, including successfully integrating newly-acquired or newly-developed businesses into our operations and retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to pay a $2.80 per common share dividend annually, which may be affected by changes in our cash requirements, capital spending plans, cash flows or financial position; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effects of adverse weather; other risks referenced from time to time in this prospectus or other of our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the business and our plans are described in greater detail in Item 1A to our Form 10-K for the year ended December 31, 2007, as updated and supplemented by our subsequent SEC reports. For more information about these risks, see “Risk Factors” below. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Unless legally required, we undertake no obligation to update any of our forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. In addition, any prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the securities being offered thereby.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of the securities described herein will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges and preferred stock dividends on a consolidated basis for the periods indicated. For purposes of the ratios presented below, earnings consist of income before income taxes and fixed charges, and fixed charges include interest expense, including amortized debt issuance costs, and preferred stock dividend costs of CenturyTel and its subsidiaries. We have assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each year. The ratio of earnings to fixed charges and preferred stock dividends presented below does not differ materially from the ratio of earnings to fixed charges for any of the periods reflected below.

											Nine Months Ended
	Year Ended December 31,										September 30,
	2003		2004		2005		2006		2007		2008

Ratio of earnings to fixed charges and preferred stock dividends	3.31	x	3.58	x	3.59	x	3.94	x	3.85	x	3.83x

DESCRIPTION OF SECURITIES

This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants and units that we may offer from time to time. These summaries are not meant to be a complete description of such securities. We will describe the particular terms of any such offered securities in a prospectus supplement, which may differ from or supercede some or all of the general terms summarized in this prospectus.

Any of the securities described herein and in a prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Louisiana Business Corporation Law and our articles of incorporation and bylaws. Copies of our articles of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request, as provided under the heading “Where You Can Find More Information.”

Authorized Capital Stock

We are currently authorized under our articles of incorporation to issue an aggregate of 352 million shares of capital stock, consisting of 350 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share. Upon completion of our pending merger with Embarq, we plan to amend our articles to increase the authorized number of shares of our capital stock to 802 million, consisting of 800 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25 par value per share.

As of February 6, 2009, 100,307,707 shares of our common stock were outstanding. Our common stock is listed for trading on the New York Stock Exchange. As of February 6, 2009, 9,434 shares of preferred stock were outstanding.

Description of Common Stock

We may issue, separately or together with or upon conversion of or exchange for other securities, common stock, all as set forth in the applicable prospectus supplement.

Voting Rights.  Under our articles of incorporation, each share of common stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each other share of common stock entitles the holder thereof to one vote per share. On January 27, 2009, our shareholders approved an amendment to our articles to provide that each share of our common stock will entitle the holder thereof to one vote per share, regardless of whether the stock has been beneficially owned by the same person or entity continuously since May 30, 1987. This amendment is subject to, and is expected to become effective following, the completion of our pending merger with Embarq. Each share issued in connection with this prospectus will entitle the holder to one vote.

Holders of our common stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of our directors. Our board of directors is divided into three classes of directors, with each class serving three-year terms. Each class is required to be as nearly equal in number as possible.

As of December 31, 2007, the trustee for two of our employee benefit plans was the record holder of common stock having approximately 20.2% of the total voting power of all classes of our capital stock. Upon the completion of our pending merger with Embarq and the amendment to our articles described above, this percentage will be substantially reduced. The trustee generally votes these shares in accordance with the instructions of our employees.

Dividends.  Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us.

Other Rights and Provisions.  In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock. Our common stock is not redeemable and has no subscription, conversion or preemptive rights. All of our outstanding shares of common stock have been fully paid and are non-assessable.

Certain Provisions Affecting Takeovers

Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyTel unless the takeover or change of control is approved by our board of directors. Such provisions may also render more difficult the removal of our directors or officers. Certain of our agreements and certain provisions of applicable law may have similar effects.

Staggered Board.  Our articles of incorporation provide for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to our bylaws by a plurality vote of shareholders. Under our articles, directors can be removed from office only for cause and generally only by the affirmative vote of both of the holders of a majority of the total voting power, voting together as a single class, and, at any time that there is a related person (as defined in the articles), the holders of a majority of the votes entitled to be cast by all shareholders other than the related person, voting as a separate group.

Limits on Shareholder Actions.  Our articles provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders. This provision prevents consent solicitations by persons desiring to acquire us or change the composition of our board of directors. In addition, our articles provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

Fair Price Provisions.  Our articles contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock, which we sometimes refer to as related persons, attempt to effect a business combination with us. In general, subject to various exceptions, a business combination between CenturyTel and a related person must be approved by:

•	a majority of our directors

•	a majority of our continuing directors (as defined in our articles)

•	80% of the total voting power of all shareholders, and

•	two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.

Evaluation of Tender Offers.  Our board of directors is required by our articles, and expressly permitted by Louisiana law, to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyTel and our subsidiaries as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

Advance Notice.  Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders. Our bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyTel, in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made. In addition, the notice must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

Amendment of our Articles and Bylaws.  Various provisions of our articles, including the classified board provisions, fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:

•	80% of the total voting power of all shareholders, and

•	two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.

Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:

•	a majority of our directors and a majority of our continuing directors, voting as a separate group, or

•	the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.

Other.  For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyTel, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein. See “Where You Can Find More Information.”

Description of Preferred Stock

We may issue preferred stock in one or more series. The specific description of any particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable provisions in our articles of incorporation and the articles of amendment relating to each series of preferred stock that we have filed or will file with the SEC.

General.  Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, shares of preferred stock in one or more series. The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation. A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the specific designation, number of shares, rank and purchase price

•	any per share liquidation preference

•	any redemption, payment or sinking fund provisions

•	any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined)

•	any voting rights

•	the methods by which amounts payable in respect of the preferred stock may be calculated

•	whether the preferred stock is convertible or exchangeable and, if so, a description of each of the following:

1.	the securities into which the preferred stock is convertible or exchangeable

2.	the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or ratios

3.	the conversion or exchange period

4.	any other related provision

•	a description of any material United States federal income tax consequences relating to the series

•	the place or places where dividends and other payments on the preferred stock will be payable

•	any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights. Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance. Unless the applicable prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

Although it has no present intention to do so, our board of directors could authorize CenturyTel to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Outstanding Preferred Stock.  As of February 6, 2009, we had outstanding 9,434 shares of 5% Cumulative Convertible Series L Preferred Stock. At such time, such shares were convertible into a total of approximately 12,864 shares of CenturyTel common stock. Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders. The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments. Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid. In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock. Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (which, as of the date of this prospectus, is approximately $18.33, as adjusted).

DESCRIPTION OF DEBT SECURITIES

We may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee, as supplemented through the date hereof. We refer to this indenture as the senior indenture. We may also periodically issue subordinated debt securities in one or more series under a subordinated indenture to be entered into between us and a bank or trust company selected by us to act as trustee. We refer to this indenture as the subordinated indenture. Together, the senior indenture and the subordinated indenture are referred to as the indentures. The trustees under the indentures are sometimes collectively referred to as the trustees.

The particular terms of each series of debt securities will be set forth in a resolution of a committee of our board of directors specifically authorizing that series, or in one or more supplemental indentures or other instruments under the applicable indenture. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the indentures and the applicable board resolutions. We have filed a copy of the senior indenture, a form of the subordinated indenture and a form of the board resolution as exhibits hereto, and suggest that you review these carefully.

There is no requirement under the senior indenture, nor will there be any such requirement under the subordinated indenture, that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either the subordinated indenture or the senior indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture provides, and the subordinated indenture will provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of senior or subordinated debt securities without the consent of the holders of that series, for issuances of additional securities of that series.

Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable indenture.

General

The debt securities will be general unsecured obligations of CenturyTel. Senior debt securities will rank prior to all of our subordinated debt and will rank equally with all of our unsecured and unsubordinated debt. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement. See “—Subordinated Debt Securities.” The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. As of the date hereof, we have $2.625 billion aggregate principal amount of unsecured senior debt securities outstanding under the senior indenture.

As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. At December 31, 2007, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.3 billion. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of December 31, 2007, the long-term debt of our subsidiaries was $146.1 million.

Unless we state otherwise below or in any prospectus supplement, neither of the indentures nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or

(3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyTel, any of which could adversely affect holders of our debt securities.

If we sell any series of debt securities hereunder, each related prospectus supplement will describe the terms of the series, including some or all of the following:

•	the title and ranking of the series, including a description of any applicable subordination provisions

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part

•	our net proceeds from the sale thereof

•	the price or prices at which the series will be issued

•	the date or dates of maturity

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable

•	the terms of any conversion or exchange rights

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions

•	any special United States federal income tax considerations applicable to the series

•	any special provisions relating to the defeasance of the series

•	any special considerations, additional covenants or other specific provisions applicable to the series.

The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold hereunder, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.

The indentures are, and the debt securities will be, governed by Louisiana law. The indentures are subject to and governed by the Trust Indenture Act of 1939.

Denominations, Registration and Transfer

The debt securities will be issued in fully registered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section 2.03). The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “—Global Securities.”

The applicable trustee will act as the registrar of debt securities issued under the applicable indenture (Section 2.05). No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05). The applicable trustee may appoint an authenticating agent for any series to act on the trustee’s behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.10). The applicable trustee may at any time rescind the designation of any such agent (Section 2.10).

We will not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global registered securities that will be deposited with a depositary identified in a prospectus supplement. We may issue global securities in fully registered or bearer form and either temporary or permanent form. A prospectus supplement will contain additional information about the depositary arrangements.

Registered global securities will be registered in the depositary’s name or in the name of its nominee. When we issue a global security, the depositary will credit that amount of debt securities to the investors that have accounts with the depositary or its nominee. The underwriters or the debt security holders’ agent will designate the accounts to be credited, unless the debt securities are offered and sold directly by CenturyTel, in which case we will designate the appropriate accounts to be credited.

Institutions that have accounts with the depositary or its nominee are referred to as participants. Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Participants’ beneficial interests in a global security will be shown on and effected through records maintained by the depositary. Beneficial interests held by investors through participants will be reflected in records maintained by the participant.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or that nominee will be considered the sole owner and holder of the debt securities represented by that global security for all purposes under the applicable indenture. Except as set forth below, beneficial owners of global securities held by a depositary will not be entitled to:

•	register the represented debt securities in their names

•	receive physical delivery of the debt securities

•	be recognized as the owners or holders of the global security under the applicable Indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee. Accordingly, neither CenturyTel, the applicable trustee nor any paying agent will have any direct responsibility to pay amounts due on the global securities to owners of beneficial interests in such securities. When a depositary receives a payment, it is typically obligated to immediately credit the participants’ accounts in amounts proportionate to the participants’ interests in the global security. Investors who hold their beneficial interest in a global security through a participant should, and are expected to, establish standing instructions and customary practices with their participant to ensure that payments can be made with regard to securities beneficially held for them, much like securities registered in “street name.”

A global security can only be transferred in whole by the depositary to a nominee of such depositary, or to another nominee of a depositary. If a depositary is unwilling or unable to continue as a depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for all of the global securities held by that depositary. In addition, we may eliminate all global securities at any time and issue debt securities in definitive form in exchange for them. Further, we may allow a depositary to surrender a global security in exchange for debt securities in definitive form on any terms that are acceptable to us and the depositary.

If any of these events occur, we will execute and the applicable trustee will authenticate and deliver to each beneficial owner of the exchanged global security a new registered security in an amount equal to and in exchange for that person’s beneficial interest in the exchanged global security. The depositary will receive a new global security in an amount equal to the difference, if any, between the amount of the surrendered global security and the amount of debt securities delivered to the beneficial owners. Debt securities issued in exchange for global securities will be registered in the same names and in the same denominations as indicated by the depositary’s records and in accordance with the instructions from its direct and indirect participants.

The laws of certain jurisdictions require some investors who purchase securities to actually take physical possession of those securities in definitive form. The limitations imposed by these laws may impair your ability to transfer your beneficial interests in a global security.

Payment and Paying Agents

Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent or, at our option, by check in U.S. dollars mailed or delivered to the person in whose name such debt security is registered. Unless we state otherwise in the applicable prospectus supplement and subject to certain exceptions provided for in the applicable indenture, payment of any installment of interest on any series will be made to the person in whose name such debt security is registered at the close of business on the record date established under the applicable indenture for the payment of interest (Section 2.03).

Unless we state otherwise in the applicable prospectus supplement, the applicable trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent’s office for purposes of payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in the Borough of Manhattan, City and State of New York, or Monroe, Louisiana. (Sections 4.02 and 4.03).

Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).

Conversion or Exchange Rights

The debt securities may be convertible into or exchangeable for shares of common stock, preferred stock or other securities of CenturyTel or any other issuer. The terms and conditions of exchange or conversion will be stated in the applicable prospectus supplement. The terms will include, among other things, the following:

•	the type of security into which the debt securities are convertible or exchangeable

•	the conversion or exchange price or ratio (or manner of calculation thereof)

•	the conversion or exchange period

•	provisions as to whether the conversion or exchange rights will be at the option of the debt holders, CenturyTel, or both

•	the events requiring an adjustment of the conversion or exchange price or ratio

•	any restrictions on conversion or exchange.

Redemption and Sinking Fund Provisions

A series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 60 days’ notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02). If less than all of the debt securities of the series are to be redeemed, the applicable trustee shall select the debt securities of such series, or portions thereof, to be redeemed by lot or by any other method such trustee shall deem appropriate and fair (Section 3.02).

Replacement of Securities

We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder. The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the applicable trustee. An indemnity satisfactory to us and such trustee may be required before a replacement security will be issued (Section 2.07).

Events of Default

Unless we state otherwise in the applicable prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable indenture. The indentures provide that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 30 business days to pay interest on the debt securities of that series when due

•	failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control

•	failure to observe or perform any other covenant of that series for 60 days after written notice with respect thereto

•	certain events relating to bankruptcy, insolvency or reorganization (Section 6.01).

No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the applicable indenture.

If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable trustee, such trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default (Section 6.07).

Upon an Event of Default with respect to any series, the applicable trustee or the holders of not less than 25% in aggregate outstanding principal amount of that series, by notice in writing to us (and to such trustee if given by such holders), may declare the principal of all debt securities of that series due and payable immediately, but the holders of a majority in aggregate outstanding principal amount of such series may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).

Holders of debt securities may not enforce the applicable indenture except as provided therein. Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an Event of Default occurs and is continuing such trustee will be under no obligation to exercise any of the rights or powers under the applicable indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to such series. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).

We will be required to furnish to the trustees annually a statement regarding our performance of certain of our obligations under the indentures (Section 5.03).

Discharge and Defeasance

Unless the prospectus supplement states otherwise, we may discharge our obligations with respect to any series of our debt securities, subject to certain exceptions, if at any time:

1.	we deliver to the applicable trustee for cancellation all outstanding debt securities of that series and for which payment in monies or U.S. Government Obligations has been deposited in trust by us, or

2.	all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).

Additionally, each indenture provides that we may discharge all of our obligations under the indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).

Merger and Consolidation

Nothing in the indentures or any of the debt securities prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01).

Subordinated Debt Securities

In general, our subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior debt (Section 14.01 of the subordinated indenture). In general, this means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we liquidate, dissolve or otherwise wind up our affairs, then the holders of any debt senior to our subordinated debt securities will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any debt that is senior to our subordinated debt securities or if any event of default shall have occurred and be continuing permitting the holders of such senior indebtedness to accelerate payment of such senior indebtedness, then, so long as any such default continues, we cannot make any payment on our subordinated debt securities, and (b) if any series of subordinated debt securities is declared due and payable before its stated maturity date, then no payment on our subordinated debt securities can be made unless the holders of all debt senior to the subordinated debt securities are paid in full

A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings

•	the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities

•	the definition of senior debt applicable to that series of subordinated debt securities

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.

The particular terms of subordination of a series of subordinated debt securities may supercede the general subordination provisions of the subordinated indenture. There are no restrictions in the subordinated indenture on the creation of additional senior debt securities or any other indebtedness.

The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities and the Subordinated Indenture will not prevent the occurrence of an Event of Default under the subordinated debt securities.

Modification of Indentures

Each indenture contains provisions permitting us, when authorized by a board resolution, and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the indenture or any supplemental indenture affecting that series. However, no such modification may:

1.	extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected, or

2.	reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).

CenturyTel and the applicable trustee may execute, without the consent of any holder of debt securities, a supplemental indenture for certain other usual purposes, including the following:

•	creating a new series

•	evidencing the assumption by any successor to CenturyTel of our obligations under an indenture

•	adding covenants to an indenture for the protection of the holders of debt securities

•	curing any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series

•	changing or eliminating any provisions of an indenture provided that there is no outstanding debt security of any series created prior to such change that benefits therefrom (Sections 2.01, 9.01 and 10.01).

In addition, we may not modify or amend the subordination provisions of the Subordinated Indenture if doing so would adversely affect the rights under Article XIV of the Subordinated Indenture of the holders of senior indebtedness without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness. (Section 9.02 of the subordinated indenture.)

Limitations on Liens

The indentures provide that CenturyTel will not, while any of the debt securities remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with all obligations and indebtedness thereby secured so long as such obligations and indebtedness remain so secured. Notwithstanding the foregoing, neither Indenture will restrict us from creating or suffering to exist various types of liens permitted in the indentures, including the following:

•	liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property

•	liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof

•	liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ liens and similar liens arising in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business

•	liens existing on the date of an indenture

•	liens that replace, extend or renew any lien otherwise permitted under an indenture (Sections 4.05 and 4.06).

The restrictions in the indentures described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under an indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries. In the event of one or more highly leveraged transactions in which we incurred secured indebtedness, however, these provisions would require the debt securities to be secured equally and ratably with such indebtedness, subject to the exceptions described above.

Concerning the Trustees

The trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01). Subject to such provision, the trustees are not required to exercise any of the rights or powers vested in them by the applicable indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02). A trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01). We will pay the trustees reasonable compensation and reimburse them for reasonable expenses incurred in accordance with the applicable Indenture (Section 7.06).

A trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series (Section 7.10).

Regions Bank is trustee under the senior indenture relating to our Series D, G, H, L, M, N and O senior debt securities. Regions Bank also provides revolving credit and other traditional banking services to CenturyTel.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue to the public receipts for depositary shares, each of which will represent a fraction of a share of a particular series of our preferred stock, and the shares of our preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

The following description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete. You should refer to the forms of the deposit agreement and depositary receipts that we will file with the SEC in connection with any offering of specific depositary shares. The specific terms of any series of depositary shares will be described in a prospectus supplement.

General

The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock. Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.

Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to holders of depositary shares.

Withdrawal of Underlying Preferred Stock

Unless we state otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares). We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will endeavor to take all actions which we deem necessary to enable the depositary to do so. Unless otherwise provided in a prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will be obligated to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Registered Owners

We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

•	the title and aggregate number of warrants

•	the offering price for the warrants, if any

•	the designation and terms of the securities that may be purchased upon exercise of the warrants

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable

•	the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property

•	the dates on which the right to exercise the warrants begins and expires

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time

•	whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form

•	information with respect to book-entry procedures, if any

•	a discussion of any material United States federal income tax considerations

•	the anti-dilution provisions of the warrants, if any

•	any applicable redemption or call provisions applicable to the warrants

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities or other securities, including common stock, preferred stock, depositary shares, warrants or any combination thereof. The applicable prospectus supplement will describe:

•	the terms of the units and of the other securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

The terms and conditions described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Warrants” will apply to each unit and to any debt security, preferred stock, common stock, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale. The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, any securities exchanges on which the securities may be listed, and any other information we think is important.

We may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices. We also may directly offer and sell securities in exchange for, among other things, our outstanding debt or equity securities.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.

If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

We may offer our equity securities into an existing trading market through agents designated by us from time to time on the terms described in the applicable prospectus supplement. Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell any securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount that may be purchased by an institution or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements. The obligations of any purchaser under a delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

In order to facilitate any offering of securities hereunder, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on or otherwise fix rights accruing under such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Except for our common stock, none of the securities when first issued will have an established trading market. Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities. However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice. If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors. Other than with respect to our common stock, which is currently traded on the New York Stock Exchange, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

The validity of the offered securities will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for us or by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule of CenturyTel as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated into this document by reference to CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2007 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph regarding the change in the method of accounting for uncertain tax positions in 2007 and share-based payments and pension and postretirement benefits in 2006.

$

$            7.60% Senior Notes, Series P, due 2039
 $                 % Senior Notes, Series R, due 20
$                 % Senior Notes, Series S, due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

June   , 2011